The undersigned appoints Dennis P. Beaulieu,
the undersigned's true and lawful attorney-in-fact
to  execute for and on behalf of the undersigned,
Forms 3, 4, and 5 in accordance with Section 16(a)
of the Securities Exchange Act of 1934.  This Power
of Attorney shall remain in full force and effect
until the undersigned is no longer required to file
Forms 3, 4, and 5.  The undersigned has caused this
Power of Attorney to be executed as of this 4th day
of October, 2002.
  /s/  K. Thomas Kemp